EXHIBIT 3.(i)

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

IHEALTH INC.

Pursuant to Section 242 of the Delaware General Corporations Law, the undersigned, being the President of IHealth Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

WHEREAS, the name of the Corporation is IHealth, Inc.;

NOW, THEREFORE, BE IT RESOLVED, that Article One of the Certificate of Incorporation entitled “Name of the Corporation” is hereby amended as follows:

ARTICLE ONE

Name of the Corporation

The name of this Delaware corporation is TEEKA TAN PRODUCTS, INC.

The foregoing resolutions were adopted by the Board of Directors of the Corporation on November 22, 2005 and recommended that these resolutions be adopted by the Corporation’s stockholders. On November 22, 2005, the holders of outstanding shares of the Corporation’s voting capital stock having not less than the minimum number of votes which would be necessary to authorize to take such action at a meeting at which all shares entitled to vote thereon were cast executed a written consent approving the foregoing actions pursuant to the provisions of Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed this Certificate of Amendment to the Corporation’s Certificate of Incorporation as of November 22, 2005

IHEALTH INC.

By:	/s/ Brian S. John
Brian S. John, President